FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206847-06

Date: Friday, Jul 14, 2017, 2:26 PM

Subject: BANK 2017-BNK6 *Pricing Details* Public Classes

NEW ISSUE CMBS: $793.497mm BANK 2017-BNK6
CO-LEAD MANAGERS & BOOKRUNNERS: BofA Merrill Lynch,  Morgan Stanley and Wells Fargo Securities
CO-MANAGER:  Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

		PRIN	WAL
CLASS	S&P/Fitch/DBRS	SIZE($MM)	(YRS)	SPRD	CPN	$PRICE	YIELD
A-1	AAA(sf)/AAAsf/AAA(sf)	$31.100	2.88	S+22	1.941	99.99835	1.9221
A-2	AAA(sf)/AAAsf/AAA(sf)	$26.600	4.88	S+50	3.075	102.99798	2.4098
A-SB	AAA(sf)/AAAsf/AAA(sf)	$39.900	7.02	S+73	3.289	102.99972	2.8132
A-3	AAA(sf)/AAAsf/AAA(sf)	$58.200	6.88	S+89	3.125	100.99948	2.9630
A-4	AAA(sf)/AAAsf/AAA(sf)	$225.000	9.71	S+89	3.254	100.99235	3.1406
A-5	AAA(sf)/AAAsf/AAA(sf)	$239.812	9.88	S+91	3.518	102.99306	3.1698
A-S	AAA(sf)/AAAsf/AAA(sf)	$97.525	9.92	S+113	3.741	102.99606	3.3918
B	AA(sf)/AA-sf/AAA(sf)	$41.005	9.97	S+135	3.964	102.99892	3.6142
C	A(sf)/A-sf/AA(sf)	$34.355	9.97	S+160	3.851	99.99563	3.8642

NON-OFFERED ELIGIBLE VERTICAL INTEREST
		PRIN
CLASS	S&P/Fitch/DBRS	SIZE($MM)	WAL(YRS)	CE%	WINDOW	DY%	LTV%
RRI	NR/NR/NR	$46.663	9.17	N/A	1 - 239	N/A	N/A

EXPECTED SETTLEMENT:  7/27/17

B&D:  BofAML

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com.  The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS
ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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